Exhibit 4.7

SECOND AMENDMENT

TO THE

CARDINAL HEALTH 401(K) SAVINGS PLAN

(As amended and restated effective January 1, 2006)

Background Information

A. Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”), for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B. Section 12.02 of the Plan permits the amendment of the Plan at any time.

C. The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to approve the amendment of the Plan and documents related to the Plan’s administration.

D. The Committee desires to amend the Plan to provide for the acceptance of rollovers of participant loans into the Plan, and, for employees previously participating in the Viasys Healthcare Inc. Retirement and Savings Plan (the “Viasys Plan”), to provide for the acceptance of the existing provisions of such loans notwithstanding that provisions relating to the permissible term of such Viasys Plan loans, the number of loans per participant maintained by participants in the Viasys Plan or any other loan provisions of the Viasys Plan conflict with the loan provisions currently in place for the Plan.

E. The Committee also desires to amend the Plan to clarify the application of certain special vesting provisions applicable upon job elimination by the relocation and elaboration of such provisions within the Plan document.

F. The Committee also desires to amend the Plan to allow non-spouse beneficiaries of participants in the Plan to elect a direct rollover of Plan benefits to an individual retirement account or individual retirement annuity as permitted under and in conformance with the provisions of Internal Revenue Code Section 402(c)(11), pursuant to the Pension Protection Act of 2006.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below effective July 1, 2007, unless some other effective date is specified herein.

1. The first paragraph of Section 3.12 of the Plan is hereby amended by adding a new fourth sentence to read as follows:

Subject to the approval of the Administrative Committee, such rollover amounts may also include any outstanding participant loans from another plan qualified under either Code Section 401(a) or 403(a) rolled over to the Plan in kind, provided such other qualified plan permits rollover of loans in kind.

2. Section 4.01 of the Plan and Schedule V of the Plan are hereby amended by removing paragraph F from Schedule V of the Plan and inserting such former paragraph F of Schedule V into Section 4.01 of the Plan as new paragraph C. of such Section.

3. The first sentence of such new Section 4.01C of the Plan, as modified herein, is hereby further amended to read as follows:

Non-highly Compensated Employees Subject to Job Elimination. A non-highly Compensated Employee who has completed one full year of Service but less than three years of Service and is terminated from employment under the terms of a designated reduction in force, a divestiture or designated layoff, shall receive additional vesting service hereunder as provided below.

4. Section 6.05B.ii of the Plan, defining “Eligible Retirement Plan,” is hereby amended by adding a new sentence to the end thereof to read as follows:

Effective July 1, 2007, subject to the provisions of Code Section 402(c)(11), Eligible Retirement Plan shall include an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) that is established for the purpose of receiving a distribution on behalf of an individual who is a designated Beneficiary of a deceased Employee or former Employee and who is not the surviving Spouse of such deceased Employee or former Employee, provided that the distribution is made in the form of a direct trustee-to-trustee transfer to such individual retirement plan.

5. Section 6.05B.iii of the Plan, defining “Distributee,” is hereby amended by adding a new sentence to the end thereof to read as follows:

Effective July 1, 2007, a Beneficiary of a deceased Employee or former Employee other than the Employee’s or former Employee’s surviving Spouse is a Distributee for the limited purpose identified in Section 6.05B.ii above.

6. Schedule V of the Plan is hereby further amended by adding a new paragraph F thereto to read as follows in its entirety:

F. Special Rules Regarding Former Participants in the Viasys Healthcare Inc. Retirement and Savings Plan. A Participant employed by Viasys Healthcare Inc. (“Viasys”) on July 1, 2007 and electing to rollover in kind to the Plan a loan or loans previously maintained under the Viasys Healthcare Inc. Retirement and Savings Plan (the “Viasys Plan”) that conformed to the provisions of Code Section 72(p) shall be permitted to rollover such loan(s) to the Plan in kind pursuant to Section 3.12 of the Plan, notwithstanding the fact that the term of such loan(s), the total number of loans maintained by the Participant under the Viasys Plan or other provisions of the Viasys Plan relating to the maintenance of participant loans do not conform to the loan provisions currently in place under the Plan. Loans rolled into the Plan in kind from the Viasys Plan shall continue to be governed by such repayment, availability and other such provisions as were in place at the inception of such loans under the Viasys Plan. Any new loans by Participants formerly employed by Viasys shall be governed by the terms of the Plan and by the loan policies and procedures established by the Administrative Committee.

7. Schedule I of the Plan, as amended, is hereby amended by the addition of the following Related Employer and Effective Date of Participation in the appropriate alphabetical location therein:

Viasys Healthcare Inc.

(Effective September 17, 2007)

8. All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.

BY:	/s/ Susan Nelson

ITS:	Sr. V.P. Total Rewards

DATE:	8/22/07